Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

4Q2009 AND FY2009 RESULTS

30% Increase in Year-over-Year Product Revenue

XIFAXAN® 550 mg for Hepatic Encephalopathy

NDA Submitted

FDA Action Date March 24, 2010

FDA Gastrointestinal Drugs Advisory Committee Recommends Approval

XIFAXAN® 550 mg for Non-Constipation Irritable Bowel Syndrome

Two Phase 3 Trials Demonstrate Statistical Significance

Successful December 2009 Pre-NDA Meeting with GI Division

NDA Submission Targeted for June 2010

APRISO™ and METOZOLV™ ODT Launched

Rifaximin Intellectual Property Position Strengthened

RALEIGH, NC, March 9, 2010 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the fourth quarter and full year ended December 31, 2009.

Total product revenue was $70.2 million for the fourth quarter of 2009, a 16 percent increase compared to $60.6 million for the fourth quarter of 2008. Total product revenue for full year 2009 was $232.9 million compared to $178.8 million for the full year 2008, a year-over-year increase of 30 percent. XIFAXAN® revenue for the fourth quarter of 2009 was $24.9 million compared to $23.8 million for the fourth quarter of 2008. XIFAXAN revenue increased 48 percent year-over-year, with full year 2009 revenue of $117.9 million compared to full year 2008 revenue of $79.9 million. Our key bowel cleansing products MOVIPREP® and OSMOPREP® generated combined revenue of $30.4 million for the fourth quarter of 2009, compared to $19.8 million for the fourth quarter of 2008 – a year-over-year increase of 54 percent. Total combined product revenue for these two products was $78.1 million for the full year 2009 and $64.2 million for the full year 2008 – a year-over-year increase of 22 percent.

Total cost of products sold was $17.5 million for the fourth quarter and $52.0 million for the full year 2009. Gross margin on total product revenue was 75.1% for the fourth quarter of 2009 compared to 75.9% for the fourth quarter of 2008; and 77.7% for the full year 2009, compared to 79.5% the full year 2008. The lower gross margins for 2009 relative to the comparable periods for 2008 were primarily due to a change in the product revenue mix. Research and development expenses were $19.9 million for the fourth quarter of 2009 and $89.5 million for the full year 2009, compared to $26.4 million and $83.7 million, respectively, for the prior year periods. Selling, general and administrative expenses were $36.4 million for the fourth quarter of 2009 and $120.0 million for the full year 2009, compared to $27.5 million for the fourth quarter of 2008 and $95.1 million for the full year 2008. The Company reported a net loss of $7.0 million, or $0.13 per share, fully diluted, for the fourth quarter of 2009. The net loss for the full year was $43.6 million, or $0.88 per share, fully diluted. The loss of $0.88 per share for the year is in line with previously stated guidance of a loss of approximately $0.90 per share.

In December 2009 the Company raised $128.4 million by means of an offering of common stock. This funding should facilitate our ability to more effectively pursue strategic objectives. Cash and cash equivalents were $192.5 million on December 31, 2009.

Commenting on the performance of the Company, Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We continue to be pleased with the Company’s ongoing product revenue growth. Significant increases in revenue for both XIFAXAN and our bowel cleansers resulted in a 30 percent year-over-year increase in total product revenue for 2009, in line with previously stated revenue guidance. We believe several factors should contribute to an increase in product revenue over the coming years, namely the continued growth of our currently marketed products - including APRISO™ and METOZOLV™ ODT, our two products launched in 2009; the launch of new product candidates currently in late-stage development; the expanded contribution of rifaximin if additional indications are approved and the further expansion of our product portfolio via development activities, licensing and acquisitions.

“We believe 2010 total Company product revenue, assuming a timely approval of XIFAXAN 550 mg for hepatic encephalopathy, will be approximately $334 million, and that we will be able to generate approximately $0.04 in earnings per share, fully diluted, for the full year ending December 31, 2010. This 2010 revenue guidance represents 43 percent growth over 2009 revenue. The current annualized run rates, based on dollarizing the latest prescription data for XIFAXAN, our bowel cleansing product line, APRISO and our “other products” are approximately $125 million, $84 million, $19 million and $35 million, respectively.

“Salix continues to be committed to building on its core business and leveraging its leadership position in gastroenterology to create the leading U.S. specialty pharmaceutical company providing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders. To that end, during 2009 the Company invested 38 percent of revenue in research and development efforts, including the submission of our NDA for XIFAXAN 550 mg for hepatic encephalopathy, the completion of our Phase 3 trials of XIFAXAN 550 mg for irritable bowel syndrome and the initiation of late-stage trials for crofelemer and budesonide foam. During 2010 we intend to continue our research and development efforts, specifically the submission of NDAs for XIFAXAN 550 mg for irritable bowel syndrome and crofelemer for HIV-associated diarrhea and the ongoing development of budesonide foam. We anticipate investment in these projects and other research and development activities should require approximately $100 million, or 30 percent of anticipated 2010 revenue. During 2009 selling, general and administrative expenses totaled 52 percent of revenue as the continuing growth of our business and broadening of our product portfolio necessitated the expansion of our sales effort with the addition of a 64-member sales force to complement the ongoing efforts of our existing 96-member sales force. Selling, general and administrative expenses in 2010, including the launch of XIFAXAN 550 mg for hepatic encephalopathy, should be approximately $153 million, or 46 percent of anticipated 2010 revenue.

“Based on the full year 2010 guidance provided above, for the first quarter of 2010 we anticipate total Company product revenue should be approximately $40 million and should generate a loss of approximately $0.50 per share, fully diluted. This first quarter 2010 guidance incorporates the impact of the XIFAXAN 550 mg business on the XIFAXAN 200 mg business, if XIFAXAN 550 mg is approved in a timely manner.”

Carolyn Logan, President and Chief Executive Officer, stated, “2009 was one of the most exciting and rewarding years in the Company’s history to date as we continued to achieve success in both the commercial and product development areas of our business. Prescription demand for XIFAXAN grew 18 percent and 14 percent for the fourth quarter and full year 2009, respectively, compared to the corresponding periods of 2008. December was a record month for XIFAXAN with 45,000 prescriptions written totaling 2.3 million tablets. XIFAXAN has generated 21 consecutive quarters of growth since its launch in 2004. Prescription demand for MOVIPREP and OSMOPREP, combined, grew 11 percent and 19 percent, respectively, for the fourth quarter and full year 2009 compared to the corresponding periods of 2008.

“During 2009 we expanded our commercial portfolio with the launch of APRISO in March and the launch of METOZOLV ODT in November. APRISO is the first and only once-daily 5-ASA, or mesalamine, product to offer both once-a-day dosing for the indication of maintenance of remission as well as being the only mesalamine product to combine delivery in the form of delayed and extended release for the successful management of ulcerative colitis. The ulcerative colitis market is transitioning from a multi-dose per day market to a once-a-day market, and we believe APRISO, with its unique Intellicor™ delivery system, should compete very effectively in this changing ulcerative colitis market in the years to come. We continue to believe peak year U.S. sales of APRISO should exceed $100 million. METOZOLV ODT is the first available treatment for both diabetic gastroparesis and symptomatic documented GERD that offers the similar safety and efficacy of metoclopramide with the added convenience of an orally disintegrating tablet formulation. We believe METOZOLV ODT again demonstrates our commitment to provide innovative products as well as formulations to meet the unmet treatment needs of physicians and patients. We believe peak year U.S. sales of METOZOLV ODT should exceed $50 million.

“We expanded our commercial operations during 2009 as our current business continues to grow and as we prepare for additional growth by means of the introduction of anticipated new products and indications. We now have two specialty sales forces, our 96-member Integra sales force and our 64-member Futura sales force, and we believe our expanded sales capability should position the Company to take full advantage of the opportunities being generated by our expanding product portfolio.

“The Company made significant advancements in its late-stage product development efforts during 2009. We achieved numerous milestones in the development of XIFAXAN 550 mg for the treatment of both hepatic encephalopathy and irritable bowel syndrome. In June positive results of our Phase 3 study of XIFAXAN 550 mg in the treatment of hepatic encephalopathy (HE) were presented at Digestive Disease Week. The data from this 299-patient, multinational, randomized, double-blind, placebo-controlled trial demonstrated that XIFAXAN 550 mg significantly reduced the risk of HE-related hospitalizations in patients with previous episodes of HE and showed a highly significant reduction in the risk of breakthrough HE during the six-month study. We submitted the NDA for this indication to the FDA on June 24, 2009, and the FDA granted Priority Review for our application. On February 23, 2010 the Gastrointestinal Drugs Advisory Committee of the FDA reviewed the NDA and recommended by a vote of 14 to 4 in favor of the approval of the NDA. The FDA has issued an action date of March 24, 2010 for the XIFAXAN 550 mg HE NDA, and we look forward with great anticipation to the timely review of the NDA. There are reported to be approximately 200,000 patients in the United States with overt HE. If approved, XIFAXAN 550 mg will be the first new option for the management of HE in over 30 years. XIFAXAN has been granted Orphan Drug designation in HE. We believe this designation will provide seven years of marketing exclusivity in the United States if XIFAXAN 550 mg gains approval from the FDA for HE.

“On September 14 we announced the successful outcome of our two Phase 3 randomized, double-blind, placebo-controlled, 600-patient, multicenter trials – TARGET 1 and TARGET 2 – designed to evaluate the efficacy and safety of XIFAXAN 550 mg tablets in the treatment of patients with non-constipation irritable bowel syndrome (IBS). In each trial, XIFAXAN 550 mg-treated patients demonstrated a statistically significant improvement for both the primary endpoint and key secondary endpoint compared to placebo-treated patients. XIFAXAN 550 mg delivered adequate relief of IBS symptoms and relief of IBS-related bloating over a one-month period following the completion of a 14-day course of therapy. The results of these two trials affirm the utility of a gut-selective antibiotic in the treatment of IBS. In December 2009 we held a pre-NDA meeting with the GI Division of the FDA to discuss the submission of our NDA based on the successful outcome of these two trials. We continue to target a June 2010 submission of a New Drug Application seeking marketing approval for XIFAXAN 550 mg as a treatment for non-constipation IBS.

“We also are pleased to report that Dr. Mark Pimentel, Lead Investigator for TARGET 1 and TARGET 2, has been selected to present the results of these trials at a Plenary Session of Digestive Disease Week (DDW) 2010 on May 3, 2010. We anticipate a high level of interest regarding both our IBS and HE Phase 3 results at the upcoming DDW meeting and look forward to the opportunity DDW should provide for scientific exchange regarding the results.

“As part of the Company’s lifecycle management strategy for rifaximin, during 2009 we continued to broaden, strengthen and expand the intellectual property portfolio related to this compound. Further strengthening our patent estate, two additional patents relating to rifaximin were issued by the U.S. Patent and Trademark Office during 2009. One patent provides further protection relating to a previously-issued patent that covers several physical states, or polymorphous forms, of rifaximin. This patent has been listed in the Orange Book and should provide protection until June 2024. The other patent provides protection for rifaximin relating to treating bloating caused by small intestinal bacterial overgrowth associated with irritable bowel syndrome. The patent should be listed in the Orange Book if and when marketing approval is granted to rifaximin for the treatment of IBS. The patent should provide protection until August 2019.

“During the year we secured the exclusive right in the United States to Lupin’s bioadhesive drug delivery technology for use with rifaximin. In October we secured the exclusive right in the United States to Cipla’s amorphous rifaximin PCT Patent Application. The acquisition of the rights to Lupin’s and Cipla’s proprietary rights should serve to further protect rifaximin’s intellectual property position.

“The development of crofelemer and budesonide foam progressed during 2009. In August, we completed the dose selection stage (Stage 1) of the ADVENT trial, our Phase 3 trial of crofelemer for the treatment of chronic diarrhea in people living with HIV, or HIV-associated diarrhea, and initiated the final stage (Stage 2). Stage 2 of ADVENT involves the enrollment of 150 additional patients with HIV-associated diarrhea. Enrollment for Stage 2 is anticipated to be completed in the first half of 2010, and currently we anticipate filing the crofelemer NDA during the second half of 2010. The FDA reviewed and granted the protocol for this trial as a Special Protocol Assessment, or SPA, and granted the crofelemer IND fast track designation.

“In early October we submitted an IND to the FDA to conduct two identically designed Phase 3, multi-center, double-blind, randomized, placebo-controlled studies evaluating the effectiveness and safety of budesonide rectal foam for the treatment of mild to moderate ulcerative proctitis or proctosigmoiditis. The studies are designed to compare 2mg/25mL budesonide foam dosed twice-a-day (BID) for 2 weeks followed by once-a-day (QD) dosing for 4 weeks, versus placebo foam. Each study is targeted to enroll approximately 430 subjects. We initiated enrollment in late December 2009 and are targeting to enroll 75 percent of the subjects by the end of 2010.

“We look forward to continued growth and expansion during 2010 and beyond. We plan to continue to execute our business strategy by in-licensing late-stage and marketed products, developing the products in our pipeline and ensuring that our marketed products are provided with the attention and support required to achieve success.”

The Company will host a conference call at 5:00 p.m. ET, on Tuesday, March 9, 2010. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (888) 293-6979 (U.S. and Canada) or (719) 325-2320 (international.) The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 1412391.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, METOZOLV™ ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone

Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information and important safety information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

TABLE FOLLOWS

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our need to return to profitability; market acceptance for approved products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; revenue recognition and other critical accounting policies and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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Salix Pharmaceuticals, Ltd.	**DRAFT - For discussion purposes**
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(unaudited)	(unaudited)
Revenues:
Net product revenues	$70,224	$60,569	$232,890	$178,766

Costs and Expenses:
Cost of products sold	17,502	14,577	52,025	36,710
Amortization of product rights and intangible assets	3,920	3,078	11,485	9,891
Research and development	19,912	26,432	89,466	83,735
Selling, general and administrative	36,388	27,533	120,020	95,088

Total costs and expenses	77,722	71,620	272,996	225,424

Loss from operations	(7,498)	(11,051)	(40,106)	(46,658)
Interest and other income (expense), net	(1,463)	(1,134)	(5,525)	(1,065)
Income tax expense	(1,940)	(1,108)	(2,012)	(116)

Net Loss	$(7,021)	$(11,077)	$(43,619)	$(47,607)

Loss per share, basic	$(0.13)	$(0.23)	$(0.88)	$(0.99)

Loss per share, diluted	$(0.13)	$(0.23)	$(0.88)	$(0.99)

Shares used in computing net loss per share, basic	52,170	48,068	49,350	47,898

Shares used in computing net loss per share, diluted	52,170	48,068	49,350	47,898

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$192,512	$120,153
Accounts receivable, net	98,248	40,461
Inventory, net	24,341	17,311
Other assets	227,939	222,559

Total Assets	$543,040	$400,484

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$173,016	$135,083

Total liabilities	173,016	135,083

Common stock	56	48
Additional paid-in-capital	565,932	417,698
Accumulated deficit	(195,964)	(152,345)

Total stockholders’ equity	370,024	265,401

Total Liabilities and Stockholders’ Equity	$543,040	$400,484